Exhibit 99.1

12600 Hill Country Blvd., Suite R-100, Austin, TX 78738 Telephone: 512-538-2300 Fax: 512-538-2333 www.shpreit.com

NEWS RELEASE

SUMMIT HOTEL PROPERTIES REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Net Income of $87.4 million for 2016;

Adjusted FFO climbs 14.0 percent to $1.41 per share for 2016;

Annual Pro Forma RevPAR Increases 3.8 percent

Austin, Texas, February 23, 2017 — Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”), today announced results for the fourth quarter and full year ended December 31, 2016.

“Our diverse portfolio of premium select-service hotels performed exceptionally well during 2016 while achieving an all-time high pro forma hotel EBITDA margin of 38.0 percent,” said Dan Hansen, the Company’s Chairman, President and Chief Executive Officer. “For five years in a row, our portfolio has outperformed the Smith Travel Research Upscale RevPAR growth rate by an average of nearly 200 basis points. This track record of outperformance demonstrates our ability to actively manage our portfolio and drive shareholder value,” commented Mr. Hansen.

Full Year 2016 Highlights

•	Net Income: Net income attributable to common stockholders decreased to $87.4 million, or $1.00 per diluted share, compared with $107.8 million, or $1.24 per diluted share, in the same period of 2015. When excluding the $49.9 million and $65.1 million pretax gain on disposal of assets in 2016 and 2015, respectively, and the $9.1 million non-recurring transaction fee income in 2015, net income attributable to common stockholders in 2016 increased by $3.9 million as compared to 2015.

•	Pro Forma RevPAR: Pro forma revenue per available room (“RevPAR”) grew to $112.89, an increase of 3.8 percent over the same period in 2015. Pro forma average daily rate (“ADR”) grew to $144.26, an increase of 3.1 percent from the same period in 2015. Pro forma occupancy increased by 0.7 percent to 78.3 percent in 2016.

•	Same-Store RevPAR: Same-store RevPAR grew to $107.83, an increase of 3.3 percent over the same period in 2015. Same-store ADR grew to $138.75, an increase of 2.6 percent from the same period in 2015. Same-store occupancy increased by 0.7 percent to 77.7 percent compared to the same period in 2015.

•	Pro Forma Hotel EBITDA: Pro forma hotel EBITDA grew to $184.4 million, an increase of 8.0 percent over the same period in 2015. Pro forma hotel EBITDA margin expanded by 93 basis points to 38.0 percent compared to 37.1 percent in the same period of 2015.

•	Adjusted EBITDA: Adjusted EBITDA increased to $166.5 million from $153.6 million in the same period of 2015, an increase of $12.9 million or 8.4 percent.

•	Adjusted FFO: Adjusted Funds from Operations (“AFFO”) increased to $123.8 million, or $1.41 per diluted share, an increase in AFFO per diluted share of 13.1 percent over the same period in 2015.

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•	Acquisitions: The Company acquired four hotels containing 749 guestrooms for a total purchase price of $244.2 million, or $326,000 per key.

•	Dispositions: The Company sold ten hotels containing 1,212 guestrooms for an aggregate sales price of $147.3 million, or $121,500 per key.

The Company’s results for the three and twelve months ended December 31, 2016 and 2015 are as follows:

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2016		2015	2016		2015
	(Unaudited)
	($ in thousands, except per unit and RevPAR data)
Net income attributable to common stockholders	$3,302		$80,012	$87,448		$107,849
Net income per diluted share and unit	$0.04		$0.92	$1.00		$1.24
Total revenues	$110,322		$110,039	$473,935		$463,455
EBITDA (1)	$34,009		$108,370	$207,286		$219,277
Adjusted EBITDA (1)	$36,099		$33,614	$166,481		$153,554
FFO (1)	$22,051		$32,221	$110,689		$108,391
Adjusted FFO (1)	$26,728		$23,685	$123,773		$108,608
FFO per diluted share and unit (1) (2)	$0.25		$0.37	$1.26		$1.24
Adjusted FFO per diluted share and unit (1) (2)	$0.30		$0.27	$1.41		$1.25

Pro Forma (3)
RevPAR	$103.05		$102.02	$112.89		$108.75
RevPAR growth	1.0%			3.8%
Hotel EBITDA	$39,827		$38,708	$184,440		$170,826
Hotel EBITDA margin	35.7%		34.9%	38.0%		37.1%
Hotel EBITDA margin growth	79	bps		93	bps

(1)	See tables later in this press release for a discussion and reconciliation of net income to non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, funds from operations (“FFO”), FFO per diluted share and unit, adjusted FFO (“AFFO”), and AFFO per diluted share and unit, as well as a discussion of hotel EBITDA. See “Non-GAAP Financial Measures” at the end of this release. Non-GAAP financial measures are unaudited.

(2)	Amounts are based on 89,086,000 weighted average diluted common shares and units and 87,217,000 weighted average diluted common shares and units for the three months ended December 31, 2016 and 2015, respectively, and 87,798,000 weighted average diluted common shares and units and 87,144,000 weighted average diluted common shares and units for the twelve months ended December 31, 2016 and 2015, respectively. The Company includes the outstanding common units of limited partnership interests (“OP Units”) in Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company in the determination of weighted average diluted common shares and units because the OP Units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

(3)	Unless stated otherwise in this release, all pro forma information includes operating and financial results for 81 hotels owned as of December 31, 2016, as if each hotel had been owned by the Company since January 1, 2015. As a result, all pro forma information includes operating and financial results for hotels acquired since January 1, 2015, which includes periods prior to the Company’s ownership. Pro forma and non-GAAP financial measures are unaudited.

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Fourth Quarter 2016 Highlights

•	Net Income: Net income attributable to common stockholders decreased to $3.3 million, or $0.04 per diluted share, compared with $80.0 million, or $0.92 per diluted share, for the same period of 2015. When excluding the $2.1 million non-recurring premium on redemption of preferred shares in 2016, the $65.8 million pretax gain on disposal of assets primarily related to the sale of hotels and $9.1 million of non-recurring transaction fee income in 2015, net income attributable to common stockholders increased by $0.3 million.

•	Pro Forma RevPAR: Pro forma RevPAR grew to $103.05, an increase of 1.0 percent over the same period in 2015. Pro forma ADR grew to $139.90, an increase of 2.2 percent from the same period in 2015. Pro forma occupancy decreased by 1.1 percent to 73.7 percent in 2016.

•	Same-Store RevPAR: Same-store RevPAR grew to $97.74, an increase of 0.3 percent over the same period in 2015. Same-store ADR grew to $133.67, an increase of 2.0 percent from the same period in 2015. Same-store occupancy decreased by 1.6 percent to 73.1 percent compared to the same period in 2015.

•	Pro Forma Hotel EBITDA: Pro forma hotel EBITDA grew to $39.8 million, an increase of 2.9 percent over the same period in 2015. Pro forma hotel EBITDA margin expanded by 79 basis points to 35.7 percent compared to 34.9 percent in the same period of 2015.

•	Adjusted EBITDA: Adjusted EBITDA increased to $36.1 million from $33.6 million in the same period of 2015, an increase of $2.5 million or 7.4 percent.

•	Adjusted FFO: AFFO increased to $26.7 million, or $0.30 per diluted share, an increase in AFFO per diluted share of 10.5 percent over the same period in 2015.

•	Acquisitions: The Company acquired the 206-guestroom Hyatt Place Chicago Downtown – The Loop for a total purchase price of $73.8 million, or $358,000 per key. The hotel had RevPAR of $170.62 for the year ended December 31, 2016.

Summit vs. Industry Results (% change)
For the Year Ended December 31, 2016

	Occupancy	ADR	RevPAR

Summit Pro Forma (81)	0.7%	3.1%	3.8%

Summit Same-Store (70)	0.7%	2.6%	3.3%

STR Total US	0.1%	3.1%	3.2%

STR Upscale	-0.6%	2.7%	2.1%

Source: Smith Travel Research Monthly Hotel Review, Volume 16, Issue M12

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Acquisitions

During 2016, the Company acquired four hotels containing 749 guestrooms for an aggregate purchase price of $244.2 million. Pro forma RevPAR for the full year 2016 for the four hotels was $156.13, as compared to $107.83 for the 70 hotels classified as same-store in 2016, representing a 44.8 percent RevPAR premium.

On January 19, 2016, the Company acquired the 226-guestroom Courtyard by Marriott located in Nashville, Tennessee, for a total purchase price of $71.0 million.

On January 20, 2016, the Company acquired the 160-guestroom Residence Inn by Marriott located in Atlanta, Georgia, for a total purchase price of $38.0 million.

On August 9, 2016, the Company acquired the 157-guestroom Marriott in Boulder, Colorado, for a total purchase price of $61.4 million.

On October 28, 2016, the Company acquired the 206-guestroom Hyatt Place Chicago Downtown for a total purchase price of $73.8 million.

Dispositions

During 2016, the Company disposed of ten hotels for an aggregate sales price of $147.3 million.

On February 11, 2016, the Company sold a portfolio of six hotels totaling 707 guestrooms for an aggregate sales price of $108.3 million.

On May 13, 2016, the Company sold the 128-guestroom Holiday Inn Express & Suites located in Irving (Las Colinas), Texas, for a total sales price of $10.5 million.

On June 1, 2016, the Company sold the 136-guestroom Aloft in Jacksonville, Florida, for a total sales price of $8.6 million.

On June 7, 2016, the Company sold the 119-guestroom Holiday Inn Express located in Vernon Hills, Illinois, for a total sales price of $5.9 million.

On July 6, 2016, the Company sold the 122-guestroom Hyatt Place located in Irving (Las Colinas), Texas, for a total sales price of $14.0 million.

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Capital Markets

On October 28, 2016, the Company paid $50.7 million to redeem all 2,000,000 shares of its issued and outstanding 9.25% Series A Cumulative Redeemable Preferred Stock at a redemption price of $25.00 per share plus accrued and unpaid dividends. The redemption was funded using a portion of the net proceeds from its 6.45% Series D Cumulative Redeemable Preferred Stock issuance in June 2016.

During the fourth quarter, the Company sold and issued 6,151,514 shares under its at-the-market (“ATM”) offering program at an average price of $14.63 per share, for total net proceeds of $89.1 million. The net proceeds were used to reduce the outstanding balance of its senior unsecured revolving credit facility, which had been used for acquisitions and other general corporate purposes.

Capital Investment & Asset Management

The Company invested $11.3 million and $42.4 million in capital improvements during the three and twelve months ended December 31, 2016, respectively. For the properties renovated during the quarter, the scope of work ranged from common space improvements to complete guestroom renovations, including furniture, soft goods and guest bathrooms.

During the fourth quarter, the Company substantially completed a full renovation of the Hyatt House located in Miami, Florida. The Company added seven additional guestrooms to the hotel during the renovation to better utilize existing space, bringing the total number of guestrooms to 163. The new guestrooms were placed into service on January 1, 2017, at a cost of approximately $99,600 per key. Management expects the additional guestrooms to yield a 21.3 percent cash-on-cash return in 2017.

Balance Sheet

At December 31, 2016, the Company had the following:

•	Total outstanding debt of $657.6 million with a weighted average interest rate of 3.69 percent.

•	Maximum borrowing capacity of $450.0 million under its senior unsecured credit facility, including both the revolver and term loan portions of the facility, with $200.0 million outstanding and $250.0 million available to borrow.

•	Total net debt, which the Company defines as total outstanding debt less cash and cash equivalents, to trailing twelve month adjusted EBITDA of 3.7x.

Looking ahead, the balance sheet continues to be well-positioned with only 2.2 percent of total debt maturing over the next two years and an average time to maturity of 4.3 years.

At February 15, 2017, the Company had the following:

•	Total outstanding debt of $641.2 million with a weighted average interest rate of 3.72 percent.

•	Maximum borrowing capacity of $450.0 million under its senior unsecured credit facility, including both the revolver and term loan portions of the facility, with $185.0 million outstanding and $265.0 million available to borrow.

•	Total net debt to trailing twelve month adjusted EBITDA of 3.6x.

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Common Dividend

During 2016, the Company announced common dividend increases in April 2016 and October 2016 of 12.8 percent and 22.6 percent, respectively, resulting in an annualized dividend rate of $0.65 per share. The common dividend increases validate the continued strong cash flows generated by our diversified portfolio of high-quality hotels.

On January 24, 2017, the Company declared a quarterly cash dividend of $0.1625 per share on its common stock and per common unit of limited partnership interest in Summit Hotel OP, LP. The quarterly common dividend of $0.1625 per share represents an annualized dividend yield of 4.0 percent based on the February 22, 2017 closing stock price.

In addition, the Company declared a quarterly cash dividend of:

•	$0.4921875 per share on its 7.875% Series B Cumulative Redeemable Preferred Stock.

•	$0.4453125 per share on its 7.125% Series C Cumulative Redeemable Preferred Stock.

•	$0.403125 per share on its 6.45% Series D Cumulative Redeemable Preferred Stock.

The dividends are payable on February 28, 2017 to holders of record as of February 14, 2017.

Subsequent Events

Disposition Update

On January 12, 2017, the Company and an affiliate of American Realty Capital Hospitality Trust, Inc. (“ARCH”) entered into an agreement to extend the scheduled closing date on the remaining hotels under contract for sale to ARCH from December 30, 2016 to April 27, 2017 to allow ARCH the necessary time to close on their $400 million convertible preferred investment commitment from an affiliate of Brookfield Asset Management.

As consideration for the closing date extension, ARCH, as borrower, entered into a loan agreement with an affiliate of the Company, as lender, in the amount of $3.0 million. If ARCH defaults under the terms of the purchase and sale agreement, the loan shall be in force, with the principal balance and any accrued and unpaid interest due and payable on July 31, 2017. If ARCH acquires the remaining hotels on or before April 27, 2017, the loan shall be rescinded.

The original $27.5 million loan to ARCH, of which $22.5 million is currently outstanding, along with any accrued and unpaid interest, will be due and payable on the earlier of the closing date of the remaining hotels or February 11, 2018. If the remaining hotels do not close on or before April 27, 2017, all accrued and unpaid payment-in-kind interest due shall immediately become payable and ARCH shall be required to make $1.0 million principal amortization payments in August and September 2017. For additional details, please see the Company’s Form 8-K filed with the SEC on January 13, 2017.

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2017 Outlook

The Company is providing its outlook for the first quarter and full year 2017 based on its 81 hotels owned as of February 23, 2017. The Company’s Adjusted FFO outlook for the first quarter and full year 2017 reflects the sale of the 90-guestroom Courtyard by Marriott located in El Paso, Texas, for a total sales price of $11.0 million in the first quarter 2017, the sale of the remaining seven ARCH hotels containing 651 guestrooms for a total sales price of $66.8 million in the second quarter 2017, and the acquisition of a 129-guestroom hotel for $38.0 million in the second quarter of 2017. All of the transactions are subject to customary closing conditions and no assurances can be given that the transactions will close within the expected timeframe or at all.

FIRST QUARTER 2017
($ in thousands, except RevPAR and per unit data)
	Low	High
Pro forma RevPAR (81) (1)	$110.25	$112.25
Pro forma RevPAR growth (81) (1)	0.00%	2.00%
RevPAR (same-store 77) (2)	$108.75	$111.00
RevPAR growth (same-store 77) (2)	(0.50)%	1.50%
Adjusted FFO	$27,100	$29,000
Adjusted FFO per diluted share and unit (3)	$0.29	$0.31

FULL YEAR 2017
($ in thousands, except RevPAR and per unit data)
	Low	High
Pro forma RevPAR (81) (1)	$113.50	$115.75
Pro forma RevPAR growth (81) (1)	0.50%	2.50%
RevPAR (same-store 77) (2)	$110.25	$112.50
RevPAR growth (same-store 77) (2)	0.50%	2.50%
Adjusted FFO	$125,600	$133,100
Adjusted FFO per diluted share and unit (3)	$1.34	$1.42
Capital improvements	$35,000	$45,000

(1)	As of February 23, 2017, the Company owned 81 hotels. The pro forma outlook information includes operating estimates for 81 hotels as if each hotel had been owned since January 1, 2016.

(2)	As of February 23, 2017, the Company owned 77 same-store hotels. The same-store outlook information includes operating estimates for 77 hotels owned by the Company as of January 1, 2016.

(3)	Assumes weighted average diluted common shares and units outstanding of 93,500,000 for the first quarter and 93,700,000 for the full year 2017.

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Fourth Quarter and Full Year 2016 Earnings Conference Call

The Company will conduct its quarterly conference call on Friday, February 24, 2017, at 9:00 a.m. (ET). To participate in the conference call, please dial 877-930-8101. The conference identification code for the call is 60552697. Additionally, a live webcast of the call will be available through the Company’s website, www.shpreit.com. A replay of the conference call will be available until 11:59 p.m. (ET) on Friday, March 3, 2017, by dialing 855-859-2056; conference identification code 60552697. A replay of the conference call will also be available on the Company’s website until April 30, 2017.

About Summit Hotel Properties

Summit Hotel Properties, Inc., is a publicly-traded real estate investment trust focused on owning primarily premium-branded, select-service hotels in the Upscale segment of the lodging industry. As of February 23, 2017, the Company’s portfolio consisted of 81 hotels with a total of 10,964 guestrooms located in 23 states.

For additional information, please visit the Company’s website, www.shpreit.com, and follow the Company on Twitter at @SummitHotel_INN.

Contact:

Adam Wudel

Vice President – Finance

Summit Hotel Properties, Inc.

(512) 538-2325

(1) Includes all acquisitions and dispositions closed as of February 23, 2017.

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Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: the Company’s ability to realize embedded growth from the deployment of renovation capital; projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings, redemptions or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, FFO and AFFO; the Company’s outlook with respect to pro forma RevPAR, pro forma RevPAR growth, RevPAR, RevPAR growth, AFFO, AFFO per diluted share and unit and renovation capital deployed; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC, and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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SUMMIT HOTEL PROPERTIES, INC.

Consolidated Balance Sheets

(Amounts in thousands)

	December 31,
	2016	2015

ASSETS
Investment in hotel properties, net	$1,538,868	$1,333,407
Land held for development	5,742	5,742
Assets held for sale	62,695	133,138
Investment in real estate loans, net	17,585	12,803
Cash and cash equivalents	34,694	29,326
Restricted cash	24,881	23,073
Trade receivables, net	11,807	9,437
Prepaid expenses and other	6,474	15,281
Deferred charges, net	3,727	3,628
Other assets	12,032	9,559
Total assets	$1,718,505	$1,575,394
LIABILITIES AND EQUITY
Liabilities:
Debt, net of debt issuance costs	$652,414	$671,536
Accounts payable	4,623	2,947
Accrued expenses and other	46,880	42,174
Derivative financial instruments	1,118	1,811
Total liabilities	705,035	718,468

Total stockholders' equity	1,010,042	852,711
Non-controlling interests in operating partnership	3,428	4,215
Total equity	1,013,470	856,926
Total liabilities and equity	$1,718,505	$1,575,394

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SUMMIT HOTEL PROPERTIES, INC.

Consolidated Statements of Operations

(Amounts in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)
Revenues:
Room	$102,613	$102,771	$443,270	$436,202
Other hotel operations revenue	7,709	7,268	30,665	27,253
Total revenues	110,322	110,039	473,935	463,455
Expenses:
Hotel operating expenses:
Room	27,262	27,181	110,221	109,844
Other direct	16,012	16,042	64,608	64,010
Other indirect	27,982	29,666	120,852	121,974
Total hotel operating expenses	71,256	72,889	295,681	295,828
Depreciation and amortization	18,691	17,469	72,406	64,052
Corporate general and administrative	4,934	4,429	19,292	21,204
Hotel property acquisition costs	683	296	3,492	1,246
Loss on impairment of assets	-	-	577	1,115
Total expenses	95,564	95,083	391,448	383,445
Operating income	14,758	14,956	82,487	80,010
Other income (expense):
Interest expense	(6,859)	(7,429)	(28,091)	(30,414)
Gain (loss) on disposal of assets, net	(142)	65,779	49,855	65,067
Other income, net	706	10,419	2,560	11,146
Total other income (expense)	(6,295)	68,769	24,324	45,799
Income from continuing operations before income taxes	8,463	83,725	106,811	125,809
Income tax benefit (expense)	1,911	1,033	1,450	(553)
Net income	10,374	84,758	108,261	125,256
Less - Income attributable to Operating Partnership	(2)	(599)	(456)	(819)
Net income attributable to Summit Hotel Properties, Inc.	10,372	84,159	107,805	124,437
Preferred dividends	(4,945)	(4,147)	(18,232)	(16,588)
Premium on redemption of preferred shares	(2,125)	-	(2,125)	-
Net income attributable to common stockholders	$3,302	$80,012	$87,448	$107,849
Earnings per share:
Basic	$0.04	$0.93	$1.00	$1.25
Diluted	$0.04	$0.92	$1.00	$1.24
Weighted average common shares outstanding:
Basic	88,201	86,146	86,874	85,920
Diluted	88,671	87,217	87,343	87,144
Dividends per share	$0.16	$0.12	$0.55	$0.47

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SUMMIT HOTEL PROPERTIES, INC.
Reconciliation of Net Income to Non-GAAP Measures – Funds From Operations

(Unaudited)

(In thousands except per share and unit amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015

Net income	$10,374	$84,758	$108,261	$125,256
Preferred dividends	(4,945)	(4,147)	(18,232)	(16,588)
Premium on redemption of preferred shares	(2,125)	-	(2,125)	-
Net income applicable to common shares and units	3,304	80,611	87,904	108,668
Net income per common share and unit	$0.04	$0.92	$1.00	$1.25

Real estate-related depreciation (1)	18,605	17,389	72,063	63,675
Loss on impairment of assets	-	-	577	1,115
(Gain) loss on disposal of assets	142	(65,779)	(49,855)	(65,067)
FFO applicable to common shares and units	22,051	32,221	110,689	108,391
FFO per common share and unit	$0.25	$0.37	$1.26	$1.24

Amortization of deferred financing costs	518	473	2,143	1,723
Amortization of franchise fees (1)	86	80	343	377
Equity based compensation	1,019	785	4,221	4,753
Hotel property acquisition costs	683	296	3,492	1,246
Debt transaction costs	24	472	538	809
Loss on derivative instruments	-	-	-	1
Premium on redemption of preferred shares	2,125	-	2,125	-
(Gain) loss from transaction termination fee and net casualty recoveries	222	(10,530)	222	(10,530)
Reversal of deferred tax asset valuation allowance	-	(112)	-	(112)
Expenses related to the transition of directors	-	-	-	1,950
Adjusted Funds From Operations	$26,728	$23,685	$123,773	$108,608
AFFO per common share and unit	$0.30	$0.27	$1.41	$1.25

Weighted average diluted common units (2)	89,086	87,217	87,798	87,144

(1)	The total of these line items represents depreciation and amortization as reported on the Company’s Consolidated Statements of Operations for the periods presented.

(2)	The Company includes the outstanding OP units issued by Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company because the OP units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis

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SUMMIT HOTEL PROPERTIES, INC.

Reconciliation of Net Income to Non-GAAP Measures – EBITDA

(Amounts in thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Net income	$10,374	$84,758	$108,261	$125,256
Depreciation and amortization	18,691	17,469	72,406	64,052
Interest expense	6,859	7,429	28,091	30,414
Interest income	(4)	(253)	(22)	(998)
Income tax (benefit) expense	(1,911)	(1,033)	(1,450)	553
EBITDA	$34,009	$108,370	$207,286	$219,277

Equity based compensation	1,019	785	4,221	4,753
Hotel property acquisition costs	683	296	3,492	1,246
Loss on impairment of assets	-	-	577	1,115
Debt transaction costs	24	472	538	809
(Gain) loss on disposal of assets	142	(65,779)	(49,855)	(65,067)
Loss on derivative instruments	-	-	-	1
(Gain) loss from transaction termination fee and net casualty recoveries	222	(10,530)	222	(10,530)
Expenses related to the transition of directors	-	-	-	1,950
Adjusted EBITDA	$36,099	$33,614	$166,481	$153,554

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SUMMIT HOTEL PROPERTIES, INC.

Pro Forma (1) Operational and Statistical Data

(Dollars in thousands, except operating metrics)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
REVENUES
Room	$103,882	$102,840	$452,715	$428,670
Other hotel operations revenue	7,769	8,147	32,274	31,752
Total revenues	111,651	110,987	484,989	460,422

EXPENSES
Hotel operating expenses
Room	27,507	26,721	111,834	104,675
Other direct	16,239	17,597	68,285	75,210
Other indirect	28,078	27,961	120,430	109,711
Total hotel operating expenses	71,824	72,279	300,549	289,596
Hotel EBITDA	$39,827	$38,708	$184,440	$170,826

	2016
	Q1	Q2	Q3	Q4	FYE 2016

Room	$109,830	$123,067	$115,936	$103,882	$452,715
Other hotel revenue	8,032	8,486	7,987	7,769	32,274
Total revenues	$117,862	$131,553	$123,923	$111,651	$484,989

Hotel EBITDA	$44,250	$53,057	$47,306	$39,827	$184,440
Hotel EBITDA Margin	37.5%	40.3%	38.2%	35.7%	38.0%

Rooms occupied	768,816	828,736	798,109	742,541	3,138,202
Rooms available	997,087	997,087	1,008,044	1,008,044	4,010,262

Occupancy	77.1%	83.1%	79.2%	73.7%	78.3%
ADR	$142.86	$148.50	$145.26	$139.90	$144.26
RevPAR	$110.15	$123.43	$115.01	$103.05	$112.89

(1)	Pro forma information includes operating results for 81 hotels owned as of December 31, 2016 as if each hotel had been owned by the Company since January 1, 2015. As a result, these pro forma operating and financial measures include operating results for certain hotels for periods prior to the Company’s ownership.

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SUMMIT HOTEL PROPERTIES, INC.

Pro Forma and Same-Store Data

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Pro Forma [1] (81 hotels)
Rooms occupied	742,541	750,970	3,138,202	3,063,082
Rooms available	1,008,044	1,008,044	4,010,262	3,941,644
Occupancy	73.7%	74.5%	78.3%	77.7%
ADR	$139.90	$136.94	$144.26	$139.95
RevPAR	$103.05	$102.02	$112.89	$108.75

Occupancy growth	-1.1%		0.7%
ADR growth	2.2%		3.1%
RevPAR growth	1.0%		3.8%

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Same-Store [2] (70 hotels)
Rooms occupied	616,603	626,718	2,607,197	2,580,592
Rooms available	843,272	843,272	3,354,756	3,345,295
Occupancy	73.1%	74.3%	77.7%	77.1%
ADR	$133.67	$131.10	$138.75	$135.27
RevPAR	$97.74	$97.43	$107.83	$104.35

Occupancy growth	-1.6%		0.7%
ADR growth	2.0%		2.6%
RevPAR growth	0.3%		3.3%

(1)	Pro forma information includes operating results for 81 hotels owned as of December 31, 2016, as if each hotel had been owned by the Company since January 1, 2015. As a result, these pro forma operating and financial measures include operating results for certain hotels for periods prior to the Company’s ownership.

(2)	Same-store information includes operating results for 70 hotels owned by the Company as of January 1, 2015, and at all times during the three and twelve months ended December 31, 2016, and 2015.

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SUMMIT HOTEL PROPERTIES, INC.
Reconciliation of Net Income to Non-GAAP Measures – Funds From Operations for Financial Outlook

(Unaudited)

(Amounts in thousands except per share and unit)

	For the Three Months Ending March 31, 2017		For the Year Ending December 31, 2017
	Low	High	Low	High
Net income	$10,900	$12,800	$88,500	$96,000
Preferred dividends	(4,200)	(4,200)	(16,800)	(16,800)
Net income applicable to common shares and units	6,700	8,600	71,700	79,200
Net income per common share and unit	$0.07	$0.09	$0.77	$0.85

Real estate-related depreciation (1)	19,100	19,100	76,100	76,100
Gain on disposal of assets	-	-	(30,100)	(30,100)
FFO applicable to common shares and units	25,800	27,700	117,700	125,200
FFO per common share and unit	$0.28	$0.30	$1.26	$1.34

Amortization of deferred financing costs	500	500	1,900	1,900
Amortization of franchise fees (1)	100	100	300	300
Equity based compensation	1,100	1,100	5,900	5,900
Hotel property acquisition costs	-	-	200	200
Gain from net casualty recoveries	(400)	(400)	(400)	(400)
Adjusted Funds From Operations	$27,100	$29,000	$125,600	$133,100
AFFO per common share and unit	$0.29	$0.31	$1.34	$1.42

Weighted average diluted common units (1)	93,500	93,500	93,700	93,700

(1)	The Company includes the outstanding OP units issued by Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company because the OP units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

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Non-GAAP Financial Measures

Funds From Operations (“FFO”) and Adjusted FFO (“AFFO”)

As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO represents net income or loss (computed in accordance with GAAP), excluding preferred dividends, gains (or losses) from sales of real property, impairment losses on real estate assets, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization related to real estate assets, and adjustments for unconsolidated partnerships and joint ventures. Unless otherwise indicated, we present FFO applicable to our common shares and common units. We present FFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization related to real estate assets, gains and losses from real property dispositions and impairment losses on real estate assets, it provides a performance measure that, when compared year over year, reflects the effect to operations from trends in occupancy, guestroom rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. References to FFO are based on the NAREIT-defined measure unless otherwise noted.

We further adjust FFO for certain additional items that are not included in the definition of FFO, such as hotel transaction and pursuit costs, equity-based compensation, loan transaction costs, prepayment penalties and certain other expenses, which we refer to as AFFO. We believe that AFFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

We caution investors that amounts presented in accordance with our definitions of FFO and AFFO may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. FFO and AFFO should be considered along with, but not as an alternative to, net income (loss) as a measure of our operating performance. FFO and AFFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that FFO and AFFO can enhance the understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily better indicators of any trend as compared to a comparable GAAP measure such as net income (loss). Above we have included a quantitative reconciliation of FFO and AFFO to the most directly comparable GAAP financial performance measure, which is net income (loss). Dollar amounts in such reconciliation are in thousands.

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EBITDA, Adjusted EBITDA, and Hotel EBITDA

EBITDA represents net income or loss, excluding (i) interest, (ii) income tax expense and (iii) depreciation and amortization. We believe EBITDA is useful to investors in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures, and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results. Our management also uses EBITDA as one measure in determining the value of acquisitions and dispositions. We further adjust EBITDA by adding back hotel transaction and pursuit costs, equity based compensation, impairment losses, and certain other nonrecurring expenses. We believe that adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

With respect to hotel EBITDA, we believe that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to discontinued operations, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe the property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

We caution investors that amounts presented in accordance with our definitions of EBITDA, adjusted EBITDA, and hotel EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA, adjusted EBITDA, and hotel EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA, adjusted EBITDA, and hotel EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, adjusted EBITDA, and hotel EBITDA can enhance your understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above, we include a quantitative reconciliation of EBITDA and adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss). Because hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure. Accordingly, hotel EBITDA has not been reconciled back to net income or loss, or any other GAAP measure, and hotel EBITDA should not be relied on as a measure of performance for our portfolio of hotels taken as a whole. Dollar amounts in such reconciliation are in thousands.

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